Exhibit 4(b)(ii)(C)
Life Insurance Company (U.S.A.)
ENDORSEMENT
“The Code” means the Internal Revenue Code of 1986 as amended.
If this Endorsement is issued as part of an individual annuity contract, the terms “Owner” and “Contract” as used in this Endorsement shall have the same meaning as such terms are used in the individual annuity contract. If this is an inherited IRA within the meaning of Code § 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased Owner, references in this document to the “Owner” are to the deceased Owner. If this Endorsement is issued in connection with a group annuity contract, the term “Contract” as used in this Endorsement shall refer to the Certificate and the term “Owner” as used in this Endorsement shall refer to the owner of the Certificate.
As requested by the Owner to satisfy Section 408 of the Code, it is agreed by the Owner and the Company that:
(1)	Your Contract is not transferable by the Owner and shall not be: (a) sold, (b) assigned, (c) discounted, or (d) pledged as collateral for a loan or for any other purpose, except to the Company, unless as part of a divorce settlement of which the Owner is a party.

(2)	The interest of the Owner in the Contract is nonforfeitable at all times. The Contract is established for the exclusive benefit of the Owner or his or her beneficiaries.
(3)	(a)	Except in the case of a rollover contribution (as permitted by Internal Revenue Code §§ 402(c), 402(e) (6), 403(a) (4), 403(b) (8), 403(b) (10), 408 (d) (3) and 457 (e) (16) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in §408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:
$3,000 for any taxable year beginning in 2002 through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code §219(b) (5) (D). Such adjustments will be in multiples of $500.

No contributions may be made to your Contract once annuity payments have begun.

(b)	In the case of an individual who is 50 or older, the annual cash contribution limit is increased by:

$500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.

(c)	In addition to the amounts described in paragraphs (a) and (b) above, an individual may make additional contributions specifically authorized by statute – such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation.

(d)	In addition to the amounts described in paragraphs (a) and (c) above, an individual who was a participant in a § 401(k) plan of a certain employer in bankruptcy described in Code § 219(b)(5)(C) may contribute up to $3,000 for taxable years beginning after 2006 and before 2010 only. An individual who makes contributions under this paragraph (d) may not also make
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contributions under paragraph (b).

(e)	No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to a § 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer’s SIMPLE IRA plan.

(f)	If this is an inherited IRA within the meaning of § 408(d)(3)(C), no contributions will be accepted.
(4)	Notwithstanding any provision of this Contract to the contrary, the distribution of the Owner’s interest (value of the annuity) shall be made in accordance with the requirements of Section 408(b)(3) of the Code and the regulations thereunder, the provisions of which are herein incorporated by reference.

The entire interest of the Owner will be distributed or commence to be distributed, no later than the first day of April following the calendar year in which the Owner attains age 70 1/2 (required beginning date), over: (a) the life of the Owner, or the lives of the Owner and his or her designated beneficiary; or (b) a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any payment must satisfy the incidental benefit requirements specified in Q&A-2 of section 1.401(a)(9)-6. The distribution periods described above cannot exceed the periods specified in section 1.401(a)(9)-6. The first required payment can be made as late as April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

The preceding paragraph does not apply to inherited IRAs within the meaning of § 408(d)(3)(C).

(5)	If the Owner dies before the entire interest is distributed, the following distribution provisions shall apply:
(a)	Distributions Beginning Before Death. If the Owner dies on or after required distributions of his or her interest have commenced, the remaining portion of such interest will continue to be distributed under the settlement option chosen.

(b)	Distributions Beginning After Death. If the Owner dies before required distribution of his or her interest begins, his or her entire interest shall be distributed at least as rapidly as follows:
(i)	If the designated beneficiary is someone other than the Owner’s surviving spouse, the entire interest will be distributed under an available settlement option, starting by the end of the calendar year following the calendar year of the Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner’s death, or, if elected, in accordance with paragraph (b) (iii) below. If this is an inherited IRA within the meaning of Code § 408(d)(3)(C) established for the benefit of a nonspouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under § 402(c)(11), then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the nonspouse designated beneficiary may elect to have distributions made under this paragraph (b)(1) if the transfer is made no later than the end of the year following the year of death.

(ii)	the Owner’s sole designated beneficiary is the Owner’s surviving spouse, the entire interest will be distributed under an available settlement option, starting by the end of the calendar year following the calendar year of the Owner’s death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such
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spouse’s life expectancy, or, if elected, in accordance with paragraph (b) (iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b) (iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

(iii)	If there is no designated beneficiary, or if applicable by operation of paragraph (b) (i) or (b) (ii) above, the entire interest will be distributed under an available settlement option by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b) (ii) above).

(iv)	Life expectancy is determined using the Single Life Table in Q&A-1 of §1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)) (i) or (ii) and reduced by 1 for each subsequent year.
(c)	The “interest” in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of §1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

(d)	For purposes of paragraphs 5(a) and 5(b) of this Endorsement, required distributions are considered to commence on the Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b) (ii) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of §1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(e)	If the sole designated beneficiary is the Owner’s surviving spouse, the spouse may elect to treat the Contract as his or her own. This election will be deemed to have been made if such surviving spouse makes a contribution to the Contract or fails to take required distributions as a beneficiary.

(f)	The required minimum distributions payable to a designated beneficiary from this IRA may be withdrawn from another IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of § 1.408-8 of the Income Tax Regulations.
(6)	The Owner and Annuitant under your Contract are and will continue to be as shown in the application.

(7)	The Owner may satisfy the minimum distribution requirements under section 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the ‘alternative method’ described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This section does not apply to Roth IRAs.

(8)	The Company shall furnish annual calendar year reports concerning the status of your Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue.
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(9)	In the event of any conflict between the terms of this endorsement and the provisions of your Contract, the terms of this endorsement shall control.

(10.)	This endorsement may be amended as necessary to comply with the provisions of the Code and the related regulations.
Signed for the Company at Boston, Massachusetts.

/s/ Emanuel Alves
Secretary

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